EXHIBIT 99.1

Atlantic Southern Financial Group, Inc. Reports Net Operating Loss for Second Quarter 2009 and the Promotion of Edward P. Loomis, Jr. to President & CEO of its subsidiary, Atlantic Southern Bank

Atlantic Southern Financial Group (NASDAQ:  ASFN) today reported a net operating loss of $4.3 million, or $1.01 per diluted share, for the second quarter of 2009.  The net operating loss was primarily driven by elevated credit costs including a $5.7 million provision in the allowance for loan losses.  The net operating loss does not reflect a $19.5 million non-cash charge for impairment of goodwill which is considered a non-recurring expense and therefore excluded from operating earnings.  Including the goodwill impairment, the net loss for the quarter was $23.8 million, or $5.65 per share compared to net earnings of $708 thousand, or $.17 per share, in the second quarter of 2008.

Atlantic Southern’s net operating loss for the first six months of 2009 was $3.5 million, or $.83 per share.  Including the non-recurring charge for goodwill impairment, the net loss for the first six months of 2009 was $23.0 million, or $5.47 per share compared to net earnings of $1.9 million, or $.46 per share, for the first six months of 2008.

“The $19.5 million goodwill impairment charge is a non-cash accounting adjustment to the Company’s balance sheet that does not affect cash flow or liquidity and has no impact on our regulatory or tangible capital ratios,” stated Mark Stevens, President and Chief Executive Officer of Atlantic Southern Financial Group.  “During the fourth quarter of 2008, our annual goodwill test indicated no impairment.  Since then, we have continuously updated our impairment test each quarter for possible impairment, and as of June 30, 2009, we had an impairment of $19.5 million eliminating goodwill from the balance sheet.  The adjustment of goodwill is a non-cash charge that will not adversely impact Atlantic Southern Financial Group’s daily operations.”

The net interest income for the second quarter of 2009 was $4.5 million compared to $6.0 million for the same period a year earlier, which represents a decrease of $1.5 million.  The net interest margin was 1.94 percent for the second quarter of 2009 compared to 2.87 percent for the second quarter of 2008.  The net interest income for the six months ended June 30, 2009 was $9.9 million compared to $12.2 million for the same period a year earlier, which represents a decrease of $2.3 million.  The net interest margin was 2.19 percent for the six months ended June 30, 2009 compared to 3.04 percent for the same period a year earlier.  “The net interest income and margins were adversely affected by the reversal of $805 thousand in uncollectible interest on loans during the second quarter.  In addition, the increase in non-accrual loans further impacted the net interest margin,” stated Mr. Stevens.

The Company’s nonperforming assets increased approximately $40.5 million, or 129.3%, to approximately $71.9 million as of June 30, 2009 as compared to $31.3 million as of December 31, 2008.  This increase is largely due to several large relationships that are secured by commercial real estate and residential construction and land development real estate being placed on non-accrual. All non-accrual loans are adequately collateralized based on management’s judgment and supported by recent collateral appraisals.  The Company continues to actively market and continuously monitor all other real estate owned properties in order to minimize losses.  “The economic conditions continue to negatively affect our credit quality.  A rise in the level of non-performing assets and deterioration in property valuations led us to increase our allowance for loan losses during the second quarter.  We expect the challenges to continue in 2009 and the level of charge-offs and non-performing assets to be elevated over historical levels.  We have developed a Special Assets Division to address our credit and collection issues and remain committed to our strategy of aggressively working through our problem credits and pursuing the best economic outcome for our Company in each instance,” stated Stevens.

As a result of the increase in non-accrual loans, the total nonperforming assets increased to 6.52 percent of total assets as of June 30, 2009 compared to 3.16 percent as of December 31, 2008.  Net charge-offs annualized for the second quarter of 2009 were 1.16 percent of average loans compared to 0.20 percent for the same period a year earlier.  Net charge-offs annualized for the six months ended June 30, 2009 were 0.71 percent compared to 0.13 percent for the same period a year earlier.  During the second quarter of 2009, the Company charged off approximately $2.3 million primarily due to the impairment of several real estate loans.

At June 30, 2009, the allowance for loan loss amounted to $14.9 million or 1.89 percent of total loans outstanding compared to $11.7 million or 1.47 percent of total loans outstanding at December 31, 2008.  Provision for loan loss increased approximately $4.8 million for the second quarter of 2009 to $5.7 million compared to the same period in 2008.  For the six months ended June 30, 2009, provision for loan loss increased $4.7 million to $6.1 million compared to the same period in 2008.

For the second quarter of 2009, noninterest income was $2.1 million compared to $1.2 million for the second quarter of 2008.  Noninterest income for 2009 year-to-date was $3.3 million compared to $2.2 million for the same period a year earlier.  The increase is primarily attributed to the gains on the sales of investment securities that resulted from the sale of several mortgage-backed securities during the second quarter of 2009.

Noninterest expense excluding the goodwill impairment charge for the second quarter of 2009 was $7.7 million compared to $5.3 million for the second quarter of 2008.  Noninterest expense excluding the goodwill impairment charge for the first half of 2009 was $13.0 million compared to $10.5 million for the same period a year earlier.  The increase was mostly due to the Company absorbing other real estate expenses from several foreclosed properties acquired since the fourth quarter of 2008, the loss on sales of other real estate properties with one particular property loss amounting to $1.3 million during the second quarter of 2009, an increase of $386 thousand in quarterly FDIC assessments, and the accrual of $527 thousand for the special one-time FDIC assessment payable on September 30, 2009.

At June 30, 2009, total gross loans were $790.5 million, down $2.9 million or 0.4 percent, from December 31, 2008.  Total deposits at June 30, 2009 were $964.8 million, an increase of $128.4 million, or 15.3 percent, from December 31, 2008.  The Company was able to increase its retail time deposits at June 30, 2009 by $134.6 million from December 31, 2008 due to management’s aggressive efforts to increase core deposits.  Non-interest bearing and interest bearing deposits also increased at June 30, 2009 by $30.7 million from December 31, 2008.  Management was able to decrease wholesale deposits at June 30, 2009 by $36.9 million from December 31, 2008 due to an effort to reduce reliance on wholesale deposits for funding needs.

“We remain focused on balance sheet management including capital preservation and liquidity management.  We are committed to improving our deposit mix and increasing our “pure” deposits in an effort to lower our cost of funds and reduce our reliance on non-core funding sources,” Stevens said.

Total shareholders’ equity was $64.9 million at June 30, 2009.  The Bank’s total risk-based capital ratio at June 30, 2009 was 10.12% compared to 10.33% at December 31, 2008.

The Board of Directors of Atlantic Southern Bank has promoted Edward P. Loomis, Jr. to the role of President and Chief Executive Officer.  Mr. Loomis most recently served as Executive Vice President and Chief Operating Officer of Atlantic Southern Bank.  Mr. Loomis was previously Founder, President and CEO of First Macon Bank & Trust.  First Macon Bank & Trust was a high performance community bank which operated in Macon from 1988 through 1998 and was subsequently sold to a regional bank.  Mark Stevens will continue as President and Chief Executive Officer of the holding company, Atlantic Southern Financial Group.  “Having Ed Loomis run the Bank on a day to day basis will allow me to focus on the strategic and capital issues facing the Company.  I have absolute confidence in Ed’s ability to lead the Bank through this difficult time,” stated Mr. Stevens.

About Atlantic Southern Financial Group, Inc. and Atlantic Southern Bank

With headquarters in Macon, Georgia, Atlantic Southern Financial Group, Inc., operates nine banking locations in the middle Georgia markets of Macon and Warner Robins, five locations in the coastal markets of Savannah, Darien, Brunswick, one location in the south Georgia market of Valdosta, Georgia and one location in the northeast Florida market of Jacksonville, Florida.  The Company specializes in commercial real estate and small business lending.

Safe Harbor

This news release contains forward-looking statements, as defined by Federal Securities Laws, including statements about financial outlook and business environment.  These statements are provided to assist in the understanding of a future financial performance and such performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements.  Any such statements are based on current expectations and involve a number of risks and uncertainties.  For a discussion of factors that may cause such forward-looking statements to differ materially from actual results, please refer to the section entitled “Forward-Looking Statements” in Atlantic Southern Financial Group, Inc.’s annual report filed on Form 10-K with the Securities and Exchange Commission.

Atlantic Southern Financial Group, Inc.

Financial Highlights

(unaudited)

(In Thousands, Except Per Share Data)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2009	2008	2009	2008
EARNINGS (LOSS) SUMMARY
Interest and Dividend Income	$11,702	$13,478	$24,249	$27,904
Interest Expense	7,208	7,512	14,357	15,661
Net Interest Income	4,494	5,966	9,892	12,243
Provision for Loan Losses	5,718	946	6,068	1,348
Noninterest Income	2,081	1,230	3,343	2,233
Operating Expenses (1)	7,701	5,333	13,015	10,520
Operating (loss) income before taxes	(6,844)	917	(5,848)	2,608
Income tax benefit (expense)	2,596	(209)	2,342	(710)
Net operating (loss) income (1)	(4,248)	708	(3,506)	1,898
Noncash goodwill impairment charge	19,534	—	19,534	—
Net (Loss) Earnings	$(23,782)	$708	$(23,040)	$1,898

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2009	2008	2009	2008
PERFORMANCE MEASURES
Per Share Data:
Diluted operating (loss) earnings (1)	$(1.01)	$0.17	$(0.83)	$0.46
Per share impact of goodwill impairment charge	(4.64)	—	(4.64)	—
Diluted (loss) earnings	(5.65)	0.17	(5.47)	0.46
Book Value	15.42	21.69	15.42	21.69
Tangible book value	14.77	16.24	14.77	16.24

Key Performance Ratios
Return on average equity	NM	3.12%	NM	4.20%
Return on average assets	NM	0.31%	NM	0.42%
Net interest margin, tax equivalent (2)	1.94%	2.87%	2.19%	3.04%

(1) Excludes the non-recurring goodwill impairment  charge of $19.5 million in the second quarter of 2009.

(2) Annualized

NM - Not meaningful.

	June 30,	December 31,
	2009	2008
ASSET QUALITY
Non-performing assets/loans & OREO	9.00%	3.90%
Allowance for loan losses/total loans	1.89%	1.47%
Allowance for loan losses/non-performing loans	23.21%	55.31%
Net charge-offs to average loans	0.71%	0.61%

AT PERIOD END
Loans	$790,510	$793,404
Earning Assets	1,052,774	912,107
Total Assets	1,103,017	991,742
Deposits	964,819	836,451
Shareholders’ equity	64,931	88,963

AVERAGE BALANCES
Loans	$793,493	$767,438
Earning Assets	921,135	862,986
Total Assets	1,053,371	939,754
Deposits	892,744	789,621
Shareholders’ equity	89,647	90,213